As filed with the Securities and Exchange Commission on May 20, 2016
Registration No. 333-186656

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 14
to
Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
Cole Real Estate Income Strategy (Daily NAV), Inc.
(Exact Name of Registrant as Specified in its Governing Instruments)

2325 East Camelback Road
Suite 1100
Phoenix, AZ 85016
(602) 778-8700
(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

 Simon J. Misselbrook
Cole Real Estate Income Strategy (Daily NAV), Inc.
Chief Financial Officer and Treasurer
2325 East Camelback Road
Suite 1100
Phoenix, AZ 85016
(602) 778-8700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Ettore A. Santucci
David H. Roberts
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
(617) 570-1000

 Approximate date of commencement of proposed sale to the public:     This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☑ Registration No. 333-186656

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer ☑	Smaller reporting company	☐
(Do not check if a smaller reporting company)
_______________________________________
Explanatory Note
This Post-Effective Amendment No. 14 to the Registration Statement on Form S-11 (No. 333-186656) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with such Registration Statement.

PART II
Information Not Required in the Prospectus

Item 36.    Financial Statements and Exhibits

(b) Exhibits.
The following exhibits are filed as part of this registration statement:
Ex.    Description
23.5    Consent of CBRE, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing this Post-Effective Amendment No. 14 to its Registration Statement on Form S-11 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 20th day of May, 2016.

Cole Real Estate Income Strategy (Daily NAV), Inc.

By:	/s/ Simon J. Misselbrook
Name:	Simon J. Misselbrook
Title:	Chief Financial Officer and Treasurer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

/s/ Glenn J. Rufrano	Chief Executive Officer, President and Director	May 20, 2016
Glenn J. Rufrano	(Principal Executive Officer)

/s/ Simon J. Misselbrook	Chief Financial Officer and Treasurer	May 20, 2016
Simon J. Misselbrook	(Principal Financial Officer)

/s/ Christine T. Brown	Vice President of Accounting	May 20, 2016
Christine T. Brown	(Principal Accounting Officer)

*	Independent Director and Non-Executive	May 20, 2016
George N. Fugelsang	Chairman of the Board of Directors

*	Independent Director	May 20, 2016
Richard J. Lehmann

*	Independent Director	May 20, 2016
Roger D. Snell

*	By:	/s/ Simon J. Misselbrook
	Name:	Simon J. Misselbrook
	Title:	Chief Financial Officer and Treasurer
Attorney-in-fact

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